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Exhibit 5 and 23.5

November 29, 2001

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400

Gentlemen:

As Senior Vice President, Secretary and General Counsel of Abbott Laboratories ("Abbott"), I have advised Abbott in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $20,000,000 in unsecured obligations (the "Deferred Compensation Obligations") of Abbott to pay deferred compensation in the future in accordance with the Abbott Laboratories Non-Qualified Deferred Compensation Plan (the "Plan").

In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

Based upon the foregoing, it is my opinion that the Deferred Compensation Obligations being registered pursuant to the Registration Statement to which this opinion is an exhibit, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of Abbott, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditor's rights or by general equity principles.

I hereby consent to the use of this legal opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jose M. de Lasa
Jose M. de Lasa
Senior Vice President,
Secretary and General Counsel

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Exhibit 5 and 23.5